UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 29, 2009

FIRSTFED FINANCIAL CORP.
(Exact name of registrant as specified in its charter)

Delaware	1-9566	95-4087449
(State of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

12555 W. Jefferson Boulevard, Los Angeles, California	90066
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:       (310) 302-5600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02     Results of Operations and Financial Condition.

On April 29, 2009, the registrant, FirstFed Financial Corp., issued a press release setting forth the Company’s first quarter 2009 earnings.  A copy of this press release is attached and incorporated herein as Exhibit 99.1.

ITEM 9.01     Financial Statements and Exhibits.

(d)	Exhibits:

Exhibit 99.1 - Press Release dated April 29, 2009, regarding results for the first quarter of 2009.

S I G N A T U R E S

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FIRSTFED FINANCIAL CORP.

Dated: April 29, 2009	By: /s/	Douglas J. Goddard
Douglas J. Goddard
Chief Financial Officer

FIRSTFED REPORTS PRELIMINARY RESULTS FOR THE FIRST QUARTER OF 2009

Los Angeles, California, April 29, 2009 -- FirstFed Financial Corp. (OTC-FFED.PK), parent company of First Federal Bank of California, today announced a net loss of $53.4 million or $3.90 per diluted share of common stock for the first quarter of 2009 compared to a net loss of $244.8 million or $17.91 per diluted share of common stock for the fourth quarter of 2008 and net loss of $69.8 million or $5.11 per diluted share of common stock for the first quarter of 2008. The 2009 first quarter loss resulted primarily from a $75.0 million provision for loan losses.

The Bank’s risk-based capital ratio was 10.36% at March 31, 2009 and its core and tangible capital ratios were 5.10%, which were in excess of the 10% and 5% ratios, respectively, required by the Bank’s federal regulators to be considered “well capitalized”.  As such, at the end of the first quarter of 2009, the Company and the Bank were in compliance with the minimum capital ratios required by the previously disclosed Cease and Desist Orders (the “Orders”) issued by the Office of Thrift Supervision (“OTS”) on January 26, 2009.

The $75.0 million loan loss provision was the result of continued high levels of loan delinquencies and foreclosures, further deterioration in the California real estate market and increases in unemployment during the first quarter. In comparison, a $220.0 million provision for loan losses was recorded during the fourth quarter of 2008 and a $150.3 million loan loss provision was made during the first quarter of 2008. Loan charge-offs, net of recoveries, were $95.6 million during the first quarter of 2009 compared to $154.7 million during the fourth quarter of 2008 and $28.5 million during the first quarter of 2008.

Non-accrual single family loans (loans greater than 90 days delinquent or in foreclosure) increased to $471.3 million as of March 31, 2009 from $403.8 million as of December 31, 2008 and $393.6 million at March 31, 2008. Non-accrual loans as of March 31, 2009 include $153.9 million of severely delinquent single family loans that were written down to their net collateral value. Single family loans less than 90 days delinquent were $231.8 million at March 31, 2009 compared to $208.2 million at December 31, 2008 and $273.3 million at March 31, 2008.

The Bank is continuing its loan modification programs to reach out to borrowers likely to face a recasted payment to encourage them to modify their loans before the recast date. The Bank estimates that 688 loans with balances totaling approximately $301.3 million are scheduled to recast during 2009. Another 1,380 loans, with balances totaling $634.0 million, are scheduled to recast during 2010. In comparison, 1,960 loans with balances totaling approximately $907.3 million were scheduled to recast during 2008.

Total modified loans were $683.8 million net of valuation allowances as of March 31, 2009. Of these modified loans, $665.3 million net of valuation allowances were considered troubled debt restructurings (“TDRs”). Another $18.5 million in adjustable rate mortgages were modified as of March 31, 2009, but were not considered TDRs, and therefore no valuation allowances were established. Modified loans totaled $590.4 million as of December 31, 2008 and $121.7 million as of March 31, 2008.

Total allowances for loan losses (general valuation allowances plus allowances for impaired loans) as a percentage of gross loans were 4.71% or $303.6 million at March 31, 2009, a decrease from 4.97% or $326.9 million at December 31, 2008. In comparison, loan loss allowances were 3.83% of gross loans or $249.9 million as of March 31, 2008. Total allowances allocated to single family loans were 8.13% of gross single family loans at March 31, 2009 compared to 8.19% at December 31, 2008 and 5.28% at March 31, 2008.

Non-performing assets increased to $573.6 million or 8.39% of total assets as of March 31, 2009 from $521.5 million or 7.00% of total assets as of December 31, 2008 and $439.1 million or 6.20% of total assets as of March 31, 2008. The increase during the first quarter of 2009 was due to higher levels of single family non-accrual loans and a decrease in total assets as of March 31, 2009.

Sales of foreclosed real estate owned resulted in net gains of $3.2 million for the first quarter of 2009. The gains recorded during the quarter resulted from write downs recorded at the time of foreclosure which created gains upon the ultimate disposition of the properties less $7.6 million in additional write downs taken on real estate owned during their holding period. In comparison, a net loss of $184 thousand was recorded on the sale of foreclosed real estate during the first quarter of 2008. Operating costs on foreclosed real estate, which are included in non-interest expense, totaled $3.9 million during the first quarter of 2009 compared to $1.2 million during the first quarter of 2008.

Net interest income was $40.1 million during the first quarter of 2009 compared to $49.3 million during the first quarter of 2008. Net interest income decreased during 2009 compared to 2008 due to lower net interest spreads. The interest rate spread decreased by 37 basis points during the first quarter of 2009 compared to the first quarter of 2008 primarily due to interest lost on non-performing loans which lowered the loan yield by 84 basis points during the first quarter of 2009.

Loan originations were $101.5 million during the first quarter of 2009 compared to $285.3 million during the first quarter of 2008. Single family loans comprised 28% of loan originations during the first quarter of 2009 compared with 45% of loan originations during the first quarter of 2008. Multi-family and commercial real estate loans comprised 72% of loan originations during the first quarter of 2009 compared to 54% during the first quarter of 2008.  Loan originations decreased because the Bank curtailed its lending efforts to comply with the Orders.

Negative amortization, included in the balance of loans receivable, totaled $251.4 million at March 31, 2009 compared to $309.4 million at March 31, 2008. Negative amortization represents unpaid interest earned by the Bank that is added to the principal balance of the loan. Due to decreased interest rates in the indices underlying the Bank’s adjustable rate mortgages, negative amortization decreased by $11.5 million during the first quarter of 2009. In comparison, negative amortization increased by $7.7 million during the first quarter of 2008. The balance of negative amortization as a percentage of all outstanding single family loans that allow negative amortization totaled 9.10% at March 31, 2009 compared to 8.35% at March 31, 2008.

The portfolio of adjustable single family loans with one-year fixed monthly payments totaled $2.1 billion at March 31, 2009 compared to $3.1 billion at March 31, 2008. The portfolio of adjustable single family loans with three-to-five year fixed monthly payments totaled $628.3 million at March 31, 2009 compared to $1.0 billion at March 31, 2008.

Non-interest income was $8.1 million for the first quarter of 2009 compared to $3.2 million for the first quarter of 2008. The increase in non-interest income during the first quarter of 2009 compared to the first quarter of 2008 was due primarily to a $3.4 million increase in net gain on sale of real estate owned and a $1.4 million gain on sale of investment securities, available-for-sale.

Non-interest expense was $26.6 million for the first quarter of 2009 compared to $22.1 million for the first quarter of 2008. The ratio of non-interest expense to average total assets was 1.49% for the first quarter of 2009 compared to 1.24% for the first quarter of 2008. The increase in non-interest expense during the first quarter of 2009 compared to the first quarter of 2008 was due primarily to increased federal deposit insurance costs and holding costs on foreclosed real estate.

As of March 31, 2009, both the Company and the Bank were in compliance in all material respects with the Orders issued by the OTS, having achieved the mandatory minimum capital ratios, timely submitted all necessary plans and other reports, and abided by all required operating restrictions.

First Federal Bank of California operates 39 retail banking offices in Southern California.

This news release contains certain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Act of 1995. These forward-looking statements are subject to various factors, many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements. Such factors include, but are not limited to, the general business environment, interest rate fluctuations that may affect operating margin, changes in laws and regulations affecting the Company’s business, the California real estate and job markets, and competitive conditions in the business and geographic areas in which the Company conducts its business and regulatory actions. In addition, these forward-looking statements are subject to assumptions as to future business strategies and decisions that are subject to change. The Company makes no guarantees or promises regarding future results and assumes no responsibility to update such forward-looking statements.

Contact: Douglas Goddard, Chief Financial Officer
(310) 302-1714

KEY FINANCIAL RESULTS FOLLOW

FIRSTFED FINANCIAL CORP.
AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in thousands, except share data)
(Unaudited)

	March 31, 2009	December 31, 2008
ASSETS
Cash and cash equivalents	$87,786	$391,469
Investment securities, available-for-sale (at fair value)	260,688	323,048
Mortgage-backed securities, available-for-sale (at fair value)	39,379	40,504
Loans receivable, net of allowances for loan losses of $303,593 and $326,920	6,137,828	6,254,686
Accrued interest and dividends receivable	27,600	30,061
Real estate owned, net	98,081	117,664
Office properties and equipment, net	23,474	24,102
Investment in Federal Home Loan Bank (FHLB) stock, at cost	115,150	115,150
Other assets	48,090	153,902
	$6, 839,076	$7,450,586

LIABILITIES
Deposits	$4,828,699	$4,907,356
FHLB advances	1,595,000	2,085,000
Senior debentures	150,000	150,000
Accrued expenses and other liabilities	59,746	49,488
	6,633,445	7,191,844

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Common stock, par value $.01 per share; authorized 100,000,000 shares;
issued 24,002,093 and 24,002,093 shares; outstanding 13,684,553 and 13,684,553 shares	240	240
Additional paid-in capital	58,207	57,880
Retained earnings	410,369	463,759
Treasury stock, at cost, 10,317,540 shares	(266,040)	(266,040)
Accumulated other comprehensive income, net of taxes	2,855	2,903
	205,631	258,742
	$6,839,076	$7,450,586

FIRSTFED FINANCIAL CORP.
AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(Dollars in thousands, except per share data)
(Unaudited)

	Three months ended March 31,
	2009	2008
Interest and dividend income:
Interest on loans	$86,070	$109,473
Interest on mortgage-backed securities	414	593
Interest and dividends on investments	3,879	5,522
Total interest income	90,363	115,588
Interest expense:
Interest on deposits	34,969	40,336
Interest on borrowings	15,323	25,911
Total interest expense	50,292	66,247

Net interest income	40,071	49,341
Provision for loan losses	75,000	150,300
Net interest loss after provision for loan losses	(34,929)	(100,959)

Other income:
Loan servicing and other fees	241	473
Banking service fees	2,020	1,706
Gain on sale of loans	—	13
Gain on sale of investment securities	1,397	—
Net gain (loss) on real estate owned	3,171	(184)
Other operating income	1,273	1,018
Total other income	8,102	3,026

Non-interest expense:
Salaries and employee benefits	10,634	11,208
Occupancy	3,720	5,054
Advertising	82	35
Amortization of core deposit intangible	—	127
Federal deposit insurance	5,026	544
Data processing	651	537
OTS assessment	632	454
Legal	23	689
Real estate owned operations	3,948	1,236
Other operating expense	1,847	2,234
Total non-interest expense	26,563	22,118

Loss before income taxes	(53,390)	(120,051)
Income tax benefit	—	(50,270)
Net loss	$(53,390)	$(69,781)

Net loss	$(53,390)	$(69,781)
Other comprehensive (loss) income, net of taxes	(48)	1,132
Comprehensive loss	$(53,438)	$(68,649)

Loss per share:
Basic	$(3.90)	$(5.11)
Diluted	$(3.90)	$(5.11)

Weighted average shares outstanding:
Basic	13,677,149	13,655,615
Diluted	13,677,149	13,655,615

FIRSTFED FINANCIAL CORP.
AND SUBSIDIARY
KEY FINANCIAL RESULTS
(Dollars in thousands, except per share data)
 (Unaudited)

	Quarter ended March 31,
	2009	2008

End of period:
Total assets	$6,839,076	$7,081,466
Cash and securities	$348,474	$395,119
Mortgage-backed securities	$39,379	$45,178
Loans, net	$6,137,828	$6,282,712
Core deposit intangible asset	$—	$338
Deposits-retail and commercial	$3,464,716	$3,452,247
Deposits-wholesale	$1,363,983	$596,552
Borrowings	$1,745,000	$2,395,000
Stockholders' equity	$205,631	$586,819
Book value per share	$15.03	$42.91
Tangible book value per share	$15.03	$42.88
Stock price (period-end)	$0.36	$27.15
Total loan servicing portfolio	$6,772,097	$6,709,339
Loans serviced for others	$21,405	$59,950
% of adjustable mortgages	70.74%	86.46%

Other data:
Employees (full-time equivalent)	516	601
Branches	39	35

Asset quality:
Real estate owned (foreclosed)	$98,081	$45,547
Non-accrual loans	475,484	393,598
Non-performing assets	$573,565	$439,145

Non-performing assets to total assets	8.39%	6.20%

Single family loans delinquent less than 90 days	$231,793	$273,256

General valuation allowance (GVA)	$250,181	$235,873
Allowance for impaired loans	53,412	14,009
Allowance for loan losses	$303,593	$249,882
Allowance for loan losses as a percentage of gross loans receivable	4.71%	3.83%

Modified loans (not impaired)	$18,533	$4,077
Impaired loans, net	$869,293	$134,021

Capital ratios:
Tangible capital ratio	5.10%	10.23%
Core capital ratio	5.10	10.23
Risk-based capital ratio	10.36	19.63
Net worth to assets ratio	3.01	8.29

FIRSTFED FINANCIAL CORP.
AND SUBSIDIARY
KEY FINANCIAL RESULTS (continued)
 (Dollars in thousands)
(Unaudited)

	Three months ended March 31,
	2009	2008
Selected ratios:
Expense ratios:
Efficiency ratio	55.14%	42.24%
Expense to average assets ratio	1.49	1.24
Return on average assets	(3.01)	(3.90)
Return on average equity	(92.57)	(44.97)

Yields earned and rates paid:
Average yield on loans	5.52%	6.96%
Average yield on investment portfolio	2.32	5.09
Average yield on all interest-earning assets	5.18	6.82
Average rate paid on deposits	2.86	3.87
Average rate paid on borrowings	2.84	4.56
Average rate paid on interest-bearing liabilities	2.85	4.12
Interest rate spread	2.33	2.70
Effective net spread	2.30	2.91

Average balances:
Average loans	$6,240,611	$6,294,589
Average investments	740,497	480,254
Average interest-earning assets	6,981,108	6,774,843
Average deposits	4,895,413	4,166,449
Average borrowings	2,154,837	2,270,862
Average interest-bearing liabilities	7,050,250	6,437,311
Excess of interest-earning assets over interest-bearing liabilities	$(69,142)	$337,532

Loan originations and purchases	$101,480	$285,310